Harvest Today

Harvest Today, LLC manufactures patented scalable systems to revolutionize indoor food production that aims to empower farmers of ALL sizes to grow food hyper locally. The wide variety of plants grown in the Harvest Wall are sustainable, nutrient dense and environmentally responsible.


HARVEST
TODAY

Invest

$99 minimum investment

DEADLINE: January 19, 2024

in 14 days

UNIT PRICE

$3

TOTAL RAISED

$125,781

VALUATION

$15,150,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

LEAF NO COMMUNITY BEHIND!

Harvest Today provides a simple, yet highly engineered solution to indoor growing which empowers communities and families to grow food locally, and harvest crops right off the stem. The Harvest Wall is designed to grow crops using 98% less land, 97% less-water and zero pesticides/herbicides.

We aim to empower communities of all sizes to address food insecurity at the source. Through that work, we aim to impact the world positively by providing the ability to eat fresh food every day from their home, their community, and in large spaces where the Harvest Wall (pictured below) is installed.

The Harvest Wall is produced to enable people to grow leafy greens and vegetables in any environment. It allows plants to grow with much less water and no usage of chemicals and pesticides. Easy growing for farmers and non-farmers is possible with the Harvest Wall.



SUCCESS TO DATE

The initial days were focused on perfecting the prototype of The Harvest Wall. Building on great growing results from the first 3D models, we have since:

- Completed the engineering phase in Solidworks in March 2021.
- Continued to grow more plants to solidify electronics and water flows using the refined design.
- **Established our shop**, located in Broomfield, CO in May 2021.
- Identified tooling and fabrication facilities, all located in Colorado, being committed to our goal of being 100% made in North America. **This was achieved!**
- Developed and launched our website in October 2021, and connected to Hub Spot resources.
- Produced our **first production models of the Harvest Wall** and delivered to our first farm in December 2021.
- Attended trade show events on 2 continents – this allows to get the branding message of Harvest Today known globally.
- **Full scale commercial farm is installed and providing fresh produce to the community of St. Thomas**, USVI established in late 2022, in full production in early 2023.
- Partnerships for distribution are currently at **10 companies on 5 continents**.
- **Launched our app** on the Apple App Store and Google Play.
- Pipeline - sales quotes delivered to customers as of May 2023 exceed $7.2M USD.
- **As of June 2023, we have installed a Harvest Wall on every continent**, except Antarctica (but we are working on that).
- Sales as of May 2023: $536K
- Won **second place award at Ag Days** in Brandon Manitoba Canada, in the innovation category.
- We were honored to be featured on Dot Com Magazine. Andy was a gracious host and this was completely unrehearsed – watch it here.
- We were included in the **"Final 10" for Nestle's Global Food Sustainability competition**. We were selected out of 2000+ entries.
- One of the first companies to install a vertical growing system in a Canadian Federal Penitentiary.
- **Patent issued** in May 2023 (Patent No.: US 11,647,708 B2).


HARVEST

“We want to impact the world in a positive way by helping people grow their own food,” says Rick Langille, CEO and Founder.

PROBLEM

Estimates are that the world may need to produce 30% more food than current production to care for the expected population in 2030. However, the current supply chain wastes over 40% of fresh food.

Food security, food quality, food spoilage, food miles, food independence and more are all issues surrounding how food is produced and distributed globally.

The environmental challenges of a changing climate make the current food production cycle fragile at best. Whether decades long droughts, massive flooding, more powerful storms in all hemispheres, harsh freezes and heat waves out of season, hail, tornadoes and much more threaten the current monocrop devices set up post WWII. Added to this, new disease profiles and pest infestations make field grown produce on a large scale riskier each season.

As human beings, we must address these issues in a scalable way, empowering individuals and corporations of all sizes to join in the journey of providing better food. As our population grows to over 10 billion in only 30 years, **we must grow more food in creative ways, without excessive waste, immune from climate changes all whilst respecting the impact we have on this fragile environment.**

SOLUTION

THE SIMPLE SOLUTION TO INDOOR GROWING

Growing food smarter is our focus. The Harvest Wall is scalable, inviting a farmer to build into a lifestyle of serving their community in a way that is sustainable. The Harvest Wall grows food using a unique blend of medium (Coco Coir +?) and a vertical fertigation solution to allow plants to develop a true microbiome. This blend of growing techniques led us to our first patent being issued in May 2023 (Patent No.: US 11,647,708 B2).

Check Out The Harvest Walls At Superior Lumber, Edmonton



Harvest Today serves the world through **comprehensive solutions to growing under greenhouse or fully indoors**. With off-grid solutions in the pipeline, we can empower the most remote communities to grow food year round. Larger population centers are able to take advantage of our holistic designs to make massive production capacities. By putting indoor technology closer to the table, we mitigate the risk of spoilage and consumption variants.

Lastly, our contribution to the fledgling agricultural revolution is to **bring practical solutions to the table of increasingly complex competitor solutions.** The ease of use and scale of growing 1500lbs of food in 12 square feet annually set us apart as a leader in cubic foot growing technology. Automations and digital investments are options, not necessities to operating the products Harvest Today brings to market.



We believe the future is vertical growing and Harvest Walls!

BUSINESS MODEL

Harvest Today is a manufacturing company. Our engineering team has skilfully developed the assembly known as the Harvest Wall. We believe this scalable growing system is like none other.

We do business through distributor partners, and direct to growers. Whether that grower is in the home, office, school, correctional facility, large scale greenhouse or indoor farm. As we scale, our goal is to foster and manage more distributor relationships and direct consumer relationships.



Greenland
Iceland
Finland
Sweden
Norway
Germany
Ukraine
France
Spain
Kazakhstan
EU & MEA - Mark
Türkiye
Afghanistan
Iraq
Dubai
Saudi Arabia
India
Algeria
Libya
Egypt
Mali
Niger
Sudan
Chad
Nigeria
Ethiopia
Kenya
DRC
Tanzania
Angola
Namibia
Botswana
Madagascar
South Africa
Indian Ocean
North Atlantic Ocean
South Atlantic Ocean
Smart Life Farm
United States
Venezuela
Colombia
LATAM - Milenko
Bolivia
Argentina
North Pacific Ocean
South Pacific Ocean
Japan
Papua New Guinea
Australia
New Zealand

The locations of our Harvest Walls.

MARKET

The worldwide **AgTech market was valued at $18.12 billion in 2021**, and the market is **projected to reach $43.37 billion by 2030** at a compound annual growth rate (CAGR) of 10.2%. We believe Harvest Today is positioned to be a key player in the growing equipment sector of this market.

Furthermore, there are an estimated 2,300 Controlled Environment Agricultural facilities in the United States as of 2021. Controlled Environment Agriculture Market size was USD 74.4 Billion in 2022, and is expected to grow at a CAGR of 18.13% and is predicted to reach a valuation of USD 377.6 Billion by 2032.

PRESS

- **AG Days**
  Harvest Today wins 2nd Place in the MB AG Days Innovation Showcase – Ag Technology
- **iGrow**
  ERGOPONIC & Harvest Today Announce Strategic Partnership
- **Rhizoterra**
  Harvest Today Becomes Latest Sponsor of the Global Food & Farm Community with Jill Clapperton
- **DotCom Magazine**
  Rick Langille, CEO, Harvest Today, A DotCom Magazine Interview
- **Vertical Farm Daily**
  Harvest Today: Introducing a simple scalable solution to indoor growing
- **Company Week**
  Founder and CEO Rick Langille sees controlled environment agriculture as a market that's ripe for innovation



"I continue to be amazed by the work our team is doing and the recognition they have gained over a short period of time. The Harvest Wall and HOW it grows food efficiently is truly changing growing better food. Go HARVEST TODAY!"

– Rick Langille
Founder and CEO

TEAM





Rick Langille
Founder and CEO

Rick comes to Harvest Today, from a diverse background of business, farming and adventure. His life of faith helped him lead an international electronics company, travel the world on a sailboat and spread the love of humanity with truth and grace. Originally from Canada where his farm boy roots began, family life brought him to Colorado. Rick spent many years in corporate business leading a tremendous team of engineers that invented devices for the home automation industry, resulting in the sale of ESI to a multinational corporation. After sailing the world with his lovely bride Brenda, they returned to Lafayette, Colorado. Harvest Today was a natural next step in life, combining technology with good old fashioned hard work, to build the Harvest Walls that can feed the world.

Everett Hendrixon
Director of Sales and Marketing

Everett has a proven track record of opening new and growing markets in agriculture and related industries using dynamic and proficient teams. His past positions include both independent sales and sales management for industrial equipment and agricultural allied sales and included customers such as Toyota, Detroit Diesel, Caterpillar, CSX, Perdue Chicken, Churchill Downs, Keeneland, a multi-state tomato label, Tiverton Investment farms, and many other commercial scaled farms.





William Aitken
Managing Director, Harvest Today Canada

Before starting Harvest Today Canada, from 2009 to 2015, William founded Sakastew, Inc. a company focused on providing services in respect to the physical and sexual abuse compensation claims for the Indian Residential School Survivors of Canadas atrocious Indian Residential School program. There he processed thousands of Residential School Applications and played a pivotal role in the continual strategic developments of efficient processes to implement with the Federal Secretariats Office and wrote effective jurisdictional review submissions that were successful in extending the years of operation for certain residential schools.

Previous to his work at Harvest Today, William enjoyed his time working on construction sites, primarily working on high rise developments in Downtown Winnipeg. There he learned the definition of a hard day's work which has carried with him throughout his life.

William attended Business Administration at Red River College where he was seen as a natural when it came to leading groups of people to success. His entrepreneurship class achieved the best written business plan and came second place at the College Trade Show Competition. Creating sustainable solutions to combat food uncertainty in a changing climate is the driving force for William.

Milenko Stambuk
Managing Director, Latin America

Milenko received his Bachelor's in industrial engineering, and MBA from Adolfo Ibañez University of Santiago, Chile. He has more than 15 years of experience in high responsibility positions in well known International blind manufacturer companies and construction solution companies.

He has broad experience in the creation and development of products, as well as in marketing campaigns. He also has proven experience in negotiation with suppliers all around the world and capacity for directing projects resulting in increased sales.

He has a record of excellent learning and working skills; including leadership, team work along with his corporate vision for Harvest Today makes Milenko a great asset for the leadership of our South American distribution.



Nikola Milivojevic

Advisor Electronic Engineering, Board Member

Dr. Nikola Milivojevic is an energetic entrepreneur with a strong technical background and experience in various power systems industries. Nikola is currently solving problems of sustainable transportation and grid modernization as a Director of Engineering at FreeWire. In addition, he is supporting the development of HarvestToday as a technology advisor.

He was a founder and CTO of SunTech Drive, a company that develops power electronics controllers for microgrid applications, whose technology was acquired by Enfusion. Prior to founding SunTech, Nikola was Vice President at Bright Energy, a think-tank in the energy storage space, where he led a research team that developed a compressed air energy storage system funded by NAVY. Nikola was also the Director of Engineering at Southwest Windpower, a leader in the small wind industry, with more than a quarter of a million wind turbines sold. He was also a founder of MagDrive, a start-up company that was developing electronic controllers for wind and solar industries and in 2011 Nikola was a Principal Investigator on the project granted by WE Energies, a Wisconsin utility.

Nikola earned his PhD from the Illinois Institute of Technology and received his MsC and BS in electrical engineering from the University of Belgrade. He has published several journal papers and a numerous conference papers on renewable energy and holds about a dozen patents. In 2005, Nikola led a team of students who won a first prize at the IEEE International Future Energy Challenge. The President of Serbia, Mr. Boris Tadic, honored the team with the Mihailo Pupin Award, the highest national prize for innovation in technology and science. In addition, Serbian independent daily magazine DANAS listed Nikola as one of the 100 most successful Serbs in 2005.



Jill Clapperton, PhD

Chief Scientist, Board Member

Jill Clapperton PhD is the Principal Scientist and Owner of Rhizoterra Inc. She is an internationally recognized educator on how to create, measure, and maintain healthy productive soils that produce tasty, nutrient-dense food. Jill's contribution to the development of the Harvest Wall extends to both plant health and nutrient solution development. The interaction of all of the CEA contributors are carried all the way to nutrient density testing at her lab in Marlboro, MA.

Jill has a PhD in Plant Ecophysiology from the University of Calgary demonstrating the effects of sulfur dioxide air pollution on plant photosynthesis and mycorrhizal interactions. As the Rhizosphere Ecologist at the Agriculture and Agri-Food Canada Lethbridge Research Centre for 16 years, she initiated research on how to create and manage healthy soils with specific cropping sequences, and cover- and companion- crops using no-tillage. This research had a strong focus on the effects of soil management and cropping practices on soil biota with an emphasis on earthworms and soil microarthropods (mites).

As the market for individual consulting grew- Jill founded Earthspirit Land Resource Consulting, and then Rhizoterra Inc (a USA based company). Jill served as a Board Member for the Pacific Northwest Direct Seed Association for 5 years and helped develop and coordinate the Farmed Smart Program that certifies farms as Sustainable and Regenerative. R&D projects with vertical farms led her to grow, process, and manufacture whole-plant "green shot" human supplements with the understanding that all the vitamins, minerals, enzymes, and secondary plant metabolites work together to facilitate health. Separating out so-called "active ingredients" means we can easily lose most of the whole plant benefits.



Joe Kapushion
Director of Engineering, Board Member

Joe is an award-winning product developer with 34+ years of experience. He has designed and engineered over 200 products, and has received sixteen U.S. patents, three European patents, and a few industry awards. Starting with a BS degree in mechanical engineering, Joe first spent 12 years developing household consumer products, then added 22+ years expanding into medical devices and electro-mechanical equipment. Today, with a full toolbox of skills in design, engineering, and business management, Joe has been a major force in the design of the Harvest Wall. He also has run his own design firm for the past 23+ years. His level of attention to detail has made the Harvest Wall products world class.

THE FUTURE WE WANT TO ACHIEVE

At Harvest Today, we want to impact the world positively by providing them with the power to grow their food. Starting from a tile to a grow wall, Harvest Wall can enable a farmer to produce a massive quantity of fresh food that can feed a huge number of people.

Harvest Wall plays a huge part in letting the world know that they can grow carbon-neutral crops and plants in an indoor growing system with actual soil, pesticide-free, and 97% less water. With the Harvest Wall, food insecurity and hunger can be lessened.



USE OF PROCEEDS

If the offering's maximum amount of $1,234,998 is raised:

Use	Value	% of Proceeds
Tooling	$112,000	9.1%
Inventory	$100,000	8.1%
Salaries	$250,000	20.2%
Sales and Marketing	$190,000	15.4%
Repayment of outstanding debt	$522,484	42.3%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Harvest Today, LLC. This offering must raise at least $10,000 by January 19, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Harvest Today may issue additional securities to raise up to $1,234,998, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,461,666 units
× $3 per unit

$16,384,998 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 29, 2023
- Form C/A on July 6, 2023
- Form C/A on August 28, 2023
- Form C/A on October 27, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Oct 27, 2023 • Filed Form C/A

Aug 28, 2023 • Filed Form C/A

Jul 6, 2023 • Filed Form C/A

Jun 29, 2023 • Primary offering of 411,666 units at $3

Jun 29, 2023 • Filed Form C

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